UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 03, 2022(January 28, 2022)

Genesco Inc.

(Exact name of Registrant as Specified in Its Charter)

Tennessee	1-3083	62-0211340
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1415 Murfreesboro Pike
Nashville,, Tennessee		37217-2895
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 615 367-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	GCO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 28, 2022, Genesco Inc., a Tennessee corporation (the “Company”), entered into a Third Amendment to Fourth Amended and Restated Credit Agreement (the “Third Amendment”) by and among the Company, certain subsidiaries of the Company party thereto (collectively with the Company, the “Borrowers”), the lenders party thereto (the “Lenders”), and Bank of America, N.A., as agent, amending the Fourth Amended and Restated Credit Agreement, dated as of January 31, 2018 (the “Credit Agreement”), by and among the Borrowers, the Lenders party thereto and Bank of America, N.A., as Agent. The Third Amendment modifies the Credit Agreement to, among other things, extend the maturity date to January 28, 2027 and remove the first in-last out term loan that was in an amount equal to $17.5 million.

The borrowing base for the revolving credit facility for domestic borrowings (the “Domestic Borrowing Base”) and the borrowing base for the revolving credit facility for Canadian borrowings (the “Canadian Borrowing Base”) have been expanded to include certain in-transit inventory provided that it meets customary eligibility requirements multiplied by an advance rate, which is initially 75% of the net orderly liquidation value. Such in-transit inventory may not constitute more than 15% of the Domestic Borrowing Base or the Canadian Borrowing Base. Real estate included in the Domestic Borrowing Base may now constitute up to 25% of the Domestic Borrowing Base and the real estate advance rate has been increased from initially being 50% to initially be 60% of the appraised value of the real estate. A seasonal adjustment to the inventory advance rate applicable to the Domestic Borrowing Base and the Canadian Borrowing Base has been added to increase the inventory advance rate from 90% to 92.5% for four specified months of each year.

The collateral securing the payment and performance of the obligations under the Credit Agreement has been reduced to exclude intellectual property.

The Company is not required to comply with any financial covenants unless Excess Availability is less than the greater of $22.5 million or 10% of the loan cap. If and during such time as Excess Availability is less than the greater of $22.5 million or 10% of the loan cap, the Credit Agreement requires the Company to meet a minimum fixed charge coverage ratio of (a) an amount equal to consolidated EBITDA less capital expenditures and taxes paid in cash, in each case for such period, to (b) fixed charges for such period, of not less than 1.0:1.0. The term “Excess Availability” means, as of any given date, the excess (if any) of the loan cap over the outstanding credit extensions under the Credit Agreement. The Third Amendment removes the restrictions on the ability of the Borrowers to draw upon amounts available under the Credit Agreement if the Borrowers have cash in certain controlled accounts and concentration accounts that exceeded thresholds of $50 million for domestic borrowings, CD $5 million for Canadian borrowings and £5 million for UK Borrowings.

The Third Amendment makes conforming changes to replace LIBOR with the Secured Overnight Financing Rate (“SOFR”), the Sterling Overnight Index Average and EURIBOR. The Third Amendment provides for a floor of 0.00% with respect to SOFR, the banker’s acceptance rate, the alternative currency rates and the U.S. index rate and a floor of 1.00% with respect to the Canadian prime rate. The Third Amendment also reduced the Applicable Margin on the Revolving Credit Facility by 1.00%.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the Third Amendment which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated by reference hereunder.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

The following exhibits are furnished herewith:

Exhibit Number	Description

10.1	Third Amendment to Fourth Amended and Restated Credit Agreement, dated January 28, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENESCO INC.

Date:	February 3, 2022	By:	/s/ Scott E. Becker
Scott E. Becker, Senior Vice President, Secretary and General Counsel